Pricing Supplement No.  990      Dated  7/24/97                Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                     File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 4 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $25,000,000.00
Issue Price:      19.0310000000%
Proceeds to Company on original issuance:     $4,757,750.00
Commission or Discount on original issuance:     $.00
Salomon Brothers Inc's capacity on original issuance:   | |  As agent
    If as principal                                     |X|  As principal
       |X|  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price of % of Principal Amount or Face Amount.
Original Issue Date:     7/28/97
Stated Maturity:     7/28/17
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:    See Attached
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: |X| Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes):            .0000000% (See Attached)
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  |X| 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:
Rate Determination Dates:
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  | | No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates:  y
   Redemption Prices:
   Redemption: | | In whole only and not in part |X| May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   |X|  Yes   | |  No
        Total Amount of OID:     20,242,250.00
        Bond Yield to Call    :
        Bond Yield to Maturity:     8.4700000
        Yield to Maturity     :     8.4700000
Cusip: 79549QDY7

Pricing Supplement No. D990

Pricing Supplement dated July 24, 1997
(to Prospectus dated April 5, 1996)

                     DESCRIPTION OF THE NOTES

General

      The description in this Pricing Supplement of the particular terms of the Registered Zero Coupon Callable Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which descriptions reference is hereby made.

Risk Factors

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

      The Notes are subject to redemption at the option of the Company on the 28th of January and July of each year during the term of the Notes, commencing July 28, 1999. As more fully set forth below under "Redemption", the amount in respect of principal on a Note that a Holder will receive in the event of any such optional redemption by the Company will be less than the face amount of such Note. HOLDERS OF THE NOTES SHOULD BE PREPARED NOT TO RECEIVE MORE THAN 118% OF THE INITIAL PURCHASE PRICE OF A
NOTE IN RESPECT OF PRINCIPAL ON SUCH NOTE.

Interest

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

Redemption

      The Notes will be redeemable at the option of the Company, in whole or in any part thereof, at the Redemption Price set forth in the table below (such redemption an "Optional Redemption"), on the 28th of January and July of each year during the term of the Notes, commencing July 28, 1999 (each such date an "Optional Redemption Date").

Pricing Supplement No. D990

Pricing Supplement dated July 24, 1997
(to Prospectus dated April 5, 1996)

                     DESCRIPTION OF THE NOTES

General

      The description in this Pricing Supplement of the particular terms of the Registered Zero Coupon Callable Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which descriptions reference is hereby made.

Risk Factors

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

      The Notes are subject to redemption at the option of the Company on the 28th of January and July of each year during the term of the Notes, commencing July 28, 1999. As more fully set forth below under "Redemption", the amount in respect of principal on a Note that a Holder will receive in the event of any such optional redemption by the Company will be less than the face amount of such Note. HOLDERS OF THE NOTES SHOULD BE PREPARED NOT TO RECEIVE MORE THAN 118% OF THE INITIAL PURCHASE PRICE OF A
NOTE IN RESPECT OF PRINCIPAL ON SUCH NOTE.

Interest

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

Redemption

      The Notes will be redeemable at the option of the Company, in whole or in any part thereof, at the Redemption Price set forth in the table below (such redemption an "Optional Redemption"), on the 28th of January and July of each year during the term of the Notes, commencing July 28, 1999 (each such date an "Optional Redemption Date").

                         Redemption Price
Optional                 (expressed as a percentage of the
Redemption               Principal Amount set forth on the
Date                     face of this Pricing Supplement)
----------               ---------------------------------
July 28, 1999            22.4653%
January 28, 2000         23.4167%
July 28, 2000            24.4084%
January 28, 2001         25.4421%
July 28, 2001            26.5195%
January 28, 2002         27.6426%
July 28, 2002            28.8133%
January 28, 2003         30.0335%
July 28, 2003            31.3055%
January 28, 2004         32.6312%
July 28, 2004            34.0132%
January 28, 2005         35.4536%
July 28, 2005            36.9551%
January 28, 2006         38.5201%
July 28, 2006            40.1515%
January 28, 2007         41.8519%
July 28, 2007            43.6243%
January 28, 2008         45.4718%
July 28, 2008            47.3975%
January 28, 2009         49.4048%
July 28, 2009            51.4971%
January 28, 2010         53.6780%
July 28, 2010            55.9513%
January 28, 2011         58.3208%
July 28, 2011            60.7907%
January 28, 2012         63.3652%
July 28, 2012            66.0487%
January 28, 2013         68.8459%
July 28, 2013            71.7615%
January 28, 2014         74.8006%
July 28, 2014            77.9684%
January 28, 2015         81.2704%
July 28, 2015            84.7122%
January 28, 2016         88.2997%
July 28, 2016            92.0392%
January 28, 2017         95.9371%


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


      If any Optional Redemption Date would otherwise be a day that is not a Business Day, the Optional Redemption Date shall be the next succeeding Business Day.

      The Company may exercise its right of Optional Redemption by notifying the Trustee of its exercise of such option at least 15 calendar days prior to the Optional Redemption Date. At least 15 calendar days but not more than 60 calendar days prior to such Optional Redemption Date, the Trustee shall mail notice of such redemption, first class, postage prepaid, to the Depositary's nominee, as sole Holder of the Notes under the Indenture. The Depositary will distribute any such notice to the owners of beneficial interests in the Notes in accordance with its regular practice.

Plan of Distribution

      The Company intends to sell the Notes at a price equal to Issue Price set forth on the face of this Pricing Supplement to the Underwriter for its own account or for resale to one or more purchasers, including dealers, at varying prices related to prevailing market prices at the time of resale, as determined by the Underwriter. Notes sold by the Underwriter to a dealer may be resold at varying prices related to prevailing market prices at the time of resale.

      The Underwriter will enter into a swap agreement with an affiliate in connection with its sale of the Notes and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.

      If any Optional Redemption Date would otherwise be a day that is not a Business Day, the Optional Redemption Date shall be the next succeeding Business Day.

      The Company may exercise its right of Optional Redemption by notifying the Trustee of its exercise of such option at least 15 calendar days prior to the Optional Redemption Date. At least 15 calendar days but not more than 60 calendar days prior to such Optional Redemption Date, the Trustee shall mail notice of such redemption, first class, postage prepaid, to the Depositary's nominee, as sole Holder of the Notes under the Indenture. The Depositary will distribute any such notice to the owners of beneficial interests in the Notes in accordance with its regular practice.

Plan of Distribution

      The Company intends to sell the Notes at a price equal to Issue Price set forth on the face of this Pricing Supplement to the Underwriter for its own account or for resale to one or more purchasers, including dealers, at varying prices related to prevailing market prices at the time of resale, as determined by the Underwriter. Notes sold by the Underwriter to a dealer may be resold at varying prices related to prevailing market prices at the time of resale.

      The Underwriter will enter into a swap agreement with an affiliate in connection with its sale of the Notes and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.


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